As filed with the Securities and Exchange Commission on November 9, 1994
                                                  Registration No. 33-
=============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  __________

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              CHEVRON CORPORATION
            (Exact name of Registrant as specified in its charter)

                                  __________

             Delaware                                 94-0890210
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                    Identification Number)


         225 Bush Street                           M.J. McAuley
San Francisco, California 94104                   225 Bush Street
          (415) 894-7700                    San Francisco, California 94104
(Address, including zip code, and                   (415) 894-7700
 telephone number, including area         (Name, address, including zip code,
 code, of Registrant's principal            and telephone number, including
        executive offices)                  area code, of agent for service)


                        CHEVRON TRANSPORT CORPORATION
             (Exact name of Registrant as specified in its charter)
                (Translation of Registrant's name into English)

                                  __________

       Republic of Liberia                                   94-2280244
 (State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                       Identification Number)

          Chevron House                                     M.J. McAuley
         11 Church Street                                 225 Bush Street
   Hamilton, Bermuda HM11                      San Francisco, California 94104
          (809) 295-1774                                   (415) 894-7700

(Address, including zip code, and         (Name, address, including zip code,
 telephone number, including area           and telephone number, including
 code, of Registrant's principal            area code, of agent for service)
       executive offices)


                                  __________

                                  Copies to:

       BLAIR W. WHITE, ESQ.                             JAMES D. PHYFE, ESQ.
    Pillsbury Madison & Sutro                          Davis Polk & Wardwell
          P.O. Box 7880                                 450 Lexington Avenue
San Francisco, California 94120                         New York, NY 10017
          (415) 983-1000                                   (212) 450-4598
                                  __________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:

                        CALCULATION OF REGISTRATION FEE

                                                                                               Proposed Maximum      Amount of
                                                      Principal Amount    Proposed Maximum    Aggregate Offering    Registration
Title of Each Class of Securities Being Registered    Being Registered     Offering Price           Price               Fee
Obligations of Chevron Transport Corporation under
Initial Charters (as defined herein) which are
intended to fund certain payments of interest and
principal on the Notes (as defined herein)                  (1)                 (1)                  (1)              $100.00
Guarantee by Chevron Corporation of the above
obligations                                                 (1)                 (1)                  (1)               --(2)

(1) The securities being registered hereby are being registered solely in connection with the public offering of ___% First Preferred Mortgage Notes due 2014 by California Petroleum Transport Corp., the offer and sale of which is being registered under a separate registration statement (File No. 33-79220). No proceeds will be received in connection with the issuance of the Chevron Obligations (as defined herein). Accordingly, the minimum statutory registration fee is being paid.

(2)Pursuant to Rule 457(n), no separate registration fee is required for the Guarantee.
                                  __________

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================

                 SUBJECT TO COMPLETION, DATED NOVEMBER 9, 1994

PROSPECTUS
____________, 1994*



                         Chevron Transport Corporation
                  Whose Charter Obligations are Guaranteed by
                              Chevron Corporation


                    Chevron Obligations (as defined herein)


   Chevron Transport Corporation ("Chevron Transport") will enter into a bareboat charter (each, an "Initial Charter") with CalPetro Tankers (Bahamas I) Limited, CalPetro Tankers (Bahamas II) Limited, CalPetro Tankers (Bahamas III) Limited and CalPetro Tankers (IOM) Limited (each, an "Owner") for the charter of four recently constructed oil tankers (each, a "Vessel"). The Vessels consist of one double-hulled, 130,000 deadweight tonne oil tanker, two double-hulled, 150,000 deadweight tonne oil tankers and one single-hulled, 150,000 deadweight tonne oil tanker. Each Initial Charter will have a term expiring on ________, 2014, subject to the earlier termination thereof at the option of Chevron Transport. If Chevron Transport elects to terminate the Initial Charter for a Vessel on any of the specified termination dates, Chevron Transport will be required to make a termination payment. The obligations of Chevron Transport under each Initial Charter will be guaranteed by Chevron Corporation ("Chevron") (the "Chevron Guarantee"). The obligations of Chevron Transport under the Initial Charters and the obligations of Chevron under the Chevron Guarantee are referred to herein collectively as the "Chevron Obligations." Chevron Transport is an indirect, wholly-owned subsidiary of Chevron.

   At the same time as the issuance of the Chevron Obligations described herein, ___% First Preferred Mortgage Notes Due 2014 in an aggregate principal amount of $117,900,000 (the "Term Mortgage Notes"), are being offered pursuant to a separate prospectus (the "Term Mortgage Notes Prospectus") by California Petroleum Transport Corporation, a Delaware corporation which is not affiliated with Chevron or Chevron Transport ("California Petroleum"). The Chevron Obligations are intended to fund certain payments of interest and principal on the Notes (as defined below) and will be assigned to the Collateral Trustee (as defined) for the benefit of holders of the Notes. This Prospectus may be used only as an appendix to the Term Mortgage Notes Prospectus. Prospective investors in the Term Mortgage Notes should read and carefully consider the Term Mortgage Notes Prospectus. All statements in the Term Mortgage Notes Prospectus are made by California Petroleum and the Owners. Chevron and Chevron Transport assume no responsibility and shall have no liability for any such statements. Concurrent with the offering of Term Mortgage Notes, Serial First Preferred Mortgage Notes in an aggregate principal amount of $168,500,000 (the "Serial Mortgage Notes" and, together with the Term Mortgage Notes, the "Notes"), which will mature serially from ________, 1995 to ________ 2005, are being offered pursuant to a separate prospectus by California Petroleum. The issuance of the Chevron Obligations described herein is dependent on the consummation of the sale of the Notes. However, the Notes are not obligations of, and are not guaranteed by, Chevron or Chevron Transport. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Chevron Obligations.

   The Notes are being issued as full recourse obligations of California Petroleum. Chevron and Chevron Transport have been advised by California Petroleum that the proceeds from the sale of the Notes will be loaned by California Petroleum to the Owners on a non-recourse basis, secured jointly and severally by certain collateral, to fund, after paying certain fees and expenses, the acquisition by each Owner of its respective Vessel from Chevron Transport.

   The Vessels are currently operated by Chevron Transport. The sale of the Vessels to the respective Owners and the commencement of the Initial Charters with respect to the Vessels will occur on the closing date (the "Closing Date") for the offering of the Notes.

   See "Certain Considerations" for a discussion of certain factors which should be considered by persons to whom this Prospectus is delivered.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

   All references in this Prospectus to "$" or "Dollars" shall be to the currency of the United States of America.

   No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Chevron Transport or Chevron. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Chevron Obligations or an offer to any person in any jurisdiction where such offers would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                             AVAILABLE INFORMATION


   Chevron Transport and Chevron have filed with the Securities and Exchange Commission (the "Commission") a combined registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Chevron Obligations (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Chevron Transport and Chevron and the Chevron Obligations, reference is made to the Registration Statement, including the exhibits thereto and the financial statements and notes filed as a part thereof. All of these documents may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

   Chevron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. All of the reports, proxy statements and other documents filed by Chevron with the Commission, including the documents incorporated by reference herein, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all such reports, proxy statements and other documents can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, certain reports, proxy statements and other information concerning Chevron may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10015; the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014. Chevron is not required to, and will not, provide annual reports to holders of the Chevron Obligations unless specifically requested to do so by such a holder.

   Chevron Transport is currently not subject to the informational requirements of the Exchange Act. Chevron Transport will become subject to such requirements upon effectiveness of the Registration Statement, although it intends to seek and expects to receive an exemption therefrom.

   Upon written or oral request, Chevron will provide, without charge, to each person to whom a copy of this Prospectus has been delivered a copy of any or all of the documents (without exhibits other than exhibits specifically incorporated by reference into such documents) incorporated by reference into this Prospectus. Requests for such copies should be directed to: Chevron Corporation, 225 Bush Street, San Francisco, California 94104, Attention:
Office of the Comptroller (telephone:  (415) 894-7700).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


   The following documents filed by Chevron with the Commission are incorporated by reference in this Prospectus:


      (1) Chevron's Annual Report on Form 10-K for the year ended December 31, 1993.

      (2) Chevron's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

      (3) Chevron's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

      (4) Chevron's Current Report on Form 8-K, dated July 26, 1994.

      (5) Chevron's Current Report on Form 8-K, dated August 1, 1994.

      (6) Chevron's Current Report on Form 8-K/A, dated August 1, 1994.

      (7) Chevron's Current Report on Form 8-K, dated August 3, 1994.

      (8) Chevron's Current Report on Form 8-K, dated October 25, 1994.

      (9) Chevron's Current Report on Form 8-K, dated October 28, 1994.

   All documents filed by Chevron pursuant to Sections 13, 14 or 15(d) of the Exchange Act after the date hereof and prior to the issuance of the Chevron Obligations shall also be deemed to be incorporated by reference herein and be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                      ENFORCEABILITY OF CIVIL LIABILITIES

   Chevron Transport is organized under the laws of the Republic of Liberia ("Liberia") and a substantial portion of its assets are or may be located outside the United States. Certain directors of Chevron Transport are residents of jurisdictions other than the United States, and all or a significant portion of the assets of these directors of Chevron Transport may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or against Chevron Transport in the United States judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Chevron Transport has irrevocably submitted to the jurisdiction of the federal and state courts in New York City for the purpose of any legal suit, action or proceeding against Chevron Transport in connection with the issuance of the Chevron Obligations.


                         CHEVRON TRANSPORT AND CHEVRON


   Chevron Transport Corporation, a Liberian corporation ("Chevron Transport"), is principally engaged in the marine transportation of oil and refined petroleum products. As of September 30, 1994, Chevron Transport operated
29 internationally flagged vessels which it owned or bareboat chartered.
In addition, at any given time, Chevron Transport typically has an additional 35 to 45 ships on time or single-voyage charters. Chevron Transport's primary transportation routes are from the Middle East, Indonesia, Mexico, West Africa and the North Sea to ports in the United
States, Europe, the United Kingdom and Asia. Refined petroleum products are transported worldwide. Chevron Transport expects to use each Vessel worldwide as permitted under the Initial Charters.

   Chevron Corporation, a Delaware corporation ("Chevron"), a major international oil company, will guarantee the payment and performance obligations of Chevron Transport under each Initial Charter. Chevron provides administrative, financial and management support for, and manages its investment in, domestic and foreign subsidiaries and affiliates, which engage in fully integrated petroleum operations, chemical operations, real estate development and other mineral and energy related activities in the United States and approximately 100 other countries. Petroleum operations consist of exploring for, developing and producing crude oil and natural gas; transporting crude oil, natural gas and petroleum products by pipelines, marine vessels and motor equipment; refining crude oil into finished petroleum products; and marketing crude oil, natural gas and the many products derived from petroleum. Chemical operations include the manufacture and marketing of a wide range of chemicals primarily for industrial uses. Chevron Transport is an indirect, wholly-owned subsidiary of Chevron.

   Chevron's executive offices are located at 225 Bush Street, San Francisco, California 94104. Chevron's telephone number is (415) 894-7700. Chevron Transport's executive offices are located at Chevron House, 11 Church Street, Hamilton, Bermuda HM11, and its telephone number is (809) 295-1774.


                            CERTAIN CONSIDERATIONS

  Chevron Transport is entering into the sale and charterback of the Vessels because of the termination options in the Initial Charters. Under each Initial Charter, Chevron Transport has the right to terminate such Initial Charter (and the related Chevron Guarantee) on any of four, in the case of the double-hulled Vessels, or three, in the case of the single-hulled Vessel, termination dates which occur for each Vessel at two-year intervals beginning in 2002, 2003, 2004 or 2005, as the case may be. See "The Chevron Obligations--Termination Options." The exercise of the termination options is completely within Chevron Transport's discretion and Chevron Transport will not take into consideration the interests of holders of Term Mortgage Notes in deciding whether to exercise its termination options. Such termination options are valuable to Chevron Transport because they provide protection against the risks of a decline in future vessel values and a reduction in Chevron Transport's future needs for oil tankers. Chevron Transport has analyzed various forecasts of future vessel values and its future needs and based on that analysis Chevron Transport is unable to predict whether it will or will not exercise the termination options with respect to any or all of the Vessels. Accordingly, investors should not assume that the Initial Charters will continue to be in effect beyond the first optional termination date for each Vessel.

   In deciding whether to exercise any termination option, Chevron Transport anticipates that it will consider a variety of factors, including:

   (i) Transportation requirements. At the time any termination option is exercisable, Chevron Transport's perceived needs for marine transportation may be insufficient to justify continuation of the related Initial Charter. Such a development could result from changes in Chevron's supply or predicted supply of crude oil, or from changes in crude oil demand or predicted demand. Chevron Transport's perceived transportation requirements could justify termination of an Initial Charter regardless of the rates which would then be payable to charter a similar vessel and regardless of prevailing market prices for the purchase of a similar vessel.

   (ii) Charterhire rates and vessel purchase prices. At the time any Initial Charter is terminable, the amounts payable to charter or purchase a similar vessel might be sufficiently low to make termination of such Initial Charter attractive to Chevron Transport. Chevron and Chevron Transport believe that such a result would depend primarily upon the worldwide supply of or demand for oil tankers.

   (iii) Obsolescence. For a variety of legal, regulatory, technological and other reasons, a Vessel might become obsolete before or during the period of exercisability of the related termination option, making it more likely that Chevron Transport would terminate the related Initial Charter. Many of the factors which could cause such obsolescence, such as changes in government regulations or developments in ship construction technology, are outside of the control of Chevron and Chevron Transport.

   The Term Mortgage Notes are not obligations of, and are not guaranteed by, Chevron Transport or Chevron. This Prospectus does not contain certain important information necessary to evaluate an investment in the Term Mortgage Notes. Statements in the Term Mortgage Notes Prospectus are made by California Petroleum and the Owners rather than by Chevron or Chevron Transport. Chevron and Chevron Transport assume no responsibility and shall have no liability for such statements. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Chevron Obligations.


                                USE OF PROCEEDS

   Neither Chevron nor Chevron Transport will receive any proceeds with respect to the issuance of the Chevron Obligations other than as set forth below. The Chevron Obligations will be issued only in connection with the sale by California Petroleum of the Term Mortgage Notes. Chevron and Chevron Transport have been advised by California Petroleum that the proceeds from the sale of the Term Mortgage Notes, together with the proceeds from the Serial Mortgage Notes, will be loaned by California Petroleum to the Owners to fund the acquisition of the Vessels from Chevron Transport and to pay the underwriting commissions and certain fees and expenses as set forth on the cover of the Term Mortgage Notes Prospectus. The Vessels will be acquired by the Owners on the Closing Date for the offering of the Notes, and each Vessel will be chartered on such date by Chevron Transport. The net proceeds of the sale of the Notes to be applied by the respective Owners to purchase the Vessels from Chevron Transport will be approximately $80,666,667 for each double-hulled Vessel and $40,000,000 for the single-hulled Vessel.



                                CAPITALIZATION


Chevron

   The unaudited capitalization of Chevron and its consolidated subsidiaries as of September 30, 1994 is set forth in the following table. This table should be read in conjunction with the consolidated financial statements of Chevron and the related notes thereto incorporated by reference herein.



                                                         September 30, 1994
                                                         ------------------
                                                            (in millions)


Short-term debt............................................   $ 4,432
Long-term debt and capital lease obligations:
  Long-term debt...........................................     3,945
  Capital lease obligations................................       184
                                                                -----
  Total debt...............................................   $ 8,561
                                                                =====

Stockholders' equity

  Preferred stock--$1.00 par value.........................         -
  Authorized--100,000,000 shares
  Issued--None
  Common stock--$1.50 par value............................   $ 1,069
    Authorized--1,000,000,000 shares
    Issued--712,487,068 shares
  Capital in excess of par value...........................     1,857
  Deferred compensation--Employee Stock Ownership Plan.....     (895)
  Currency translation adjustment and other................       216
  Retained earnings........................................    14,136
  Treasury stock, at cost (60,816,635 shares)..............    (2,066)
                                                               ------
    Total stockholders' equity.............................   $14,317
                                                               ======
Total debt and stockholders' equity........................   $22,878
                                                               ======


                            SELECTED FINANCIAL DATA


Chevron

   The selected financial information presented in the table below should be read in conjunction with the consolidated financial statements and related notes contained in Chevron's Annual Report on Form 10-K for the year ended December 31, 1993 referred to under "Incorporation of Certain Documents by Reference." The selected financial information for each of the five years in the period ended December 31, 1993 has been derived from audited financial statements, while the amounts for the nine months ended September 30, 1994 have been derived from unaudited financial statements. In the opinion of Chevron's management, the interim data includes all adjustments necessary for a fair statement of the results for the interim period. These adjustments were of a normal recurring nature except for the special items described in the third quarter 1994 earnings press release which was filed with the Commission as a part of Chevron's October 25, 1994 Current Report on Form 8-K. Chevron adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and No. 109, "Accounting for Income Taxes," effective January 1, 1992.



                                  Nine Months
                                     Ended
                                 September 30,     Year Ended December 31,
                                 _____________ ________________________________________

   Dollars in millions                1994       1993     1992     1991    1990    1989
   ___________________              -------     -------  -------  ------- ------- -------

Sales and other operating revenues  $26,203     $36,191  $38,212  $38,118 $41,540   $31,916

Equity in net income of affiliates
 and other income.................      394         891    1,465      825   1,026       869

Total costs.......................   24,725      34,656   36,214   36,691  38,353    31,479
                                    -------     -------  -------  ------- -------   -------

Income before income tax expense
 and cumulative effect of changes
 in accounting principles.......... $ 1,872     $ 2,426  $ 3,463  $ 2,252  $ 4,213  $ 1,306

Income tax expense................      802       1,161    1,253      959    2,056    1,055
                                    -------     -------  -------  -------  -------  -------

Income before cumulative effect
 of changes in accounting
 principles........................ $ 1,070     $ 1,265  $ 2,210  $ 1,293  $ 2,157  $   251

Cumulative effect of changes
 in accounting principles..........     --           --     (641)      --       --       --
                                    -------     -------  -------  -------  -------  -------

Net income........................ $ 1,070      $ 1,265  $ 1,569   $ 1,293 $ 2,157  $   251
                                   =======      =======  =======   ======= =======  =======
Per share of common stock(1)
 Income before cumulative effect
 of changes in accounting of.......$  1.64      $  1.94  $  3.26   $  1.85 $  3.05  $   .37

Cumulative effect of changes
 in accounting principles..........     --           --     (.95)       --      --       --

Net income per share of
 common stock......................$  1.64      $  1.94  $  2.31   $  1.85 $  3.05  $   .37

Ratio of earnings to fixed
 charges of Chevron on a total
 enterprise basis..................   5.06         5.23     6.35      4.34     6.07    2.75

<F1>
______________

(1)  All per share amounts reflect a two-for-one stock split in May 1994.

  The ratios of earnings to fixed charges set forth in the table above are computed using amounts for Chevron as a whole, including its majority owned subsidiaries and its proportionate share of 50 percent owned entities (primarily the Caltex Group of Companies). For the purpose of determining earnings in the calculation of the ratios, equity in net income of less than 50 percent owned affiliates is adjusted to the amount of distributions received (but not undistributed amounts). In addition, consolidated income before cumulative effect of changes in accounting principles is increased by income taxes, previously capitalized interest charged to earnings during the period, the minority interest's share of net income, and fixed charges, excluding capitalized interest. Fixed charges consist of interest on debt (including capitalized interest and amortization of debt discount and expense) and a portion of rentals determined to be representative of interest.


                           SUMMARIZED FINANCIAL DATA


Chevron Transport

  Chevron Transport, an indirect, wholly-owned subsidiary of Chevron, is the principal operator of Chevron's international tanker fleet. Chevron Transport derives most of its shipping revenues by providing transportation services to Chevron affiliates. The following table sets forth certain summary financial data for Chevron Transport and its subsidiaries (Chevron Tanker Bermuda Limited, Chevron Manning Services Limited and Chevron Product Carriers Corporation). The data has been derived from audited financial statements prepared by Chevron Transport and its subsidiaries on a stand alone basis in conformity with generally accepted accounting principles. The financial information at and for the nine months ended September 30, 1994 has been derived from unaudited financial statements which in the opinion of Chevron Transport management reflect all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of Chevron Transport's financial position and results of operations for such periods.


                                    Nine Months
                                       Ended
                                   September 30, Year Ended December 31,
                                   _____________ _______________________
Dollars in millions                     1994      1993(1)   1992    1991
___________________

Sales and other operating
 revenues.........................     $ 340      $ 542    $ 519   $ 621

Total costs and other deductions..       394        553      514     552

(Loss) income before cumulative
 effect of changes in accounting
 principles.......................       (41)        (3)       6      59

Cumulative effect of changes
 in accounting principles.........        --        (15)      --      --

Net (loss) income.................       (41)       (18)       6      59



                                       At
                                   September 30,      At December 31,
                                       1994      1993       1992    1991
                                   _____________ _______________________


Current assets....................     $ 34        $108     $164    $ 79

Other assets......................      878         796      791     689

Current liabilities...............      367         376      360      95

Other liabilities.................      214         185      207     291

Net equity........................      331         343      388     382

_______________

(1) Effective January 1, 1993, Chevron Transport adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." In prior periods, Chevron Transport accounted for income taxes in accordance with SFAS 96, "Accounting for Income Taxes."


                            THE CHEVRON OBLIGATIONS


   The Chevron Obligations will arise pursuant to the Initial Charters and the Chevron Guarantee. The forms of the Initial Charters and the Chevron Guarantee have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following statements are summaries and do not purport to be complete. The summaries make use of terms defined in the Glossary attached hereto, and are qualified in their entirety by reference to all of the provisions of the Initial Charters and the Chevron Guarantee.


The Vessels

   The Vessels are currently owned and operated by Chevron Transport in the business of maritime transportation of oil. Each Vessel is a Suezmax oil tanker designed to Chevron Transport's specifications. The Vessels consist of the Samuel Ginn ("S. Ginn") and the Chevron Mariner, each of which is a 150,000 deadweight tonne, double-hulled tanker; the Condoleezza Rice ("C. Rice"), a 130,000 deadweight tonne, double-hulled tanker; and the William E. Crain ("W.E. Crain"), a 150,000 deadweight tonne, single-hulled tanker.


Term of the Initial Charters

   On the Closing Date, the Owners will each purchase a Vessel from Chevron Transport, and Chevron Transport will charter each such Vessel from its Owner under an Initial Charter commencing on such date. Each Initial Charter will expire on _________, 2014, subject to Chevron Transport's right to terminate each Initial Charter as described below. See "--Termination Options." If (a) Chevron Transport exercises its termination option with respect to an Initial Charter for any Vessel and makes the related Termination Payment or (b) a Total Loss occurs with respect to a Vessel and Chevron Transport makes the payments required under the related Initial Charter, then such Initial Charter will continue in effect with respect to Chevron Transport's obligation to make such Termination Payment or payment upon Total Loss, as the case may be, until the expiration of certain periods specified in the Initial Charter during which periods such Termination Payment or payment upon Total Loss, as the case may be, might be a voidable payment under applicable bankruptcy, insolvency, creditor's rights or similar laws. For any Initial Charter, the period from the date of commencement of such Initial Charter to the expiration or earlier termination of such Initial Charter will be referred to in this Prospectus as the "Initial Charter Period."


Use and Trade of the Vessel

   Chevron Transport will have full use of each Vessel during the term of the Initial Charter Period and will have the right to operate the Vessel throughout the world (within Institute Warranty Limits) in the carriage of suitable lawful merchandise. As to those trades in which a Vessel is employed, Chevron Transport shall comply with any and all requirements regarding financial responsibility or security in respect of oil or other pollution damage as required by any government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity with authority over Chevron Transport or the related Owner, as the case may be, or ownership, use and operation of such Vessel (whether or not such requirement has been lawfully imposed or not) to enable such Vessel, without penalty or charges, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of the related Initial Charter without delay. Chevron Transport shall make and maintain all arrangements for a security bond or otherwise as may be necessary to satisfy such requirements at Chevron Transport's sole expense and Chevron Transport shall indemnify the related owner against any and all losses, damages, claims, expenses or liabilities incurred by reason of Chevron Transport's failure to comply with the requirements described in this paragraph. Chevron Transport shall enter and maintain each Vessel under the TOVALOP Scheme or under any similar compulsory scheme during the term of each Initial Charter. In no event will Chevron Transport carry on board a Vessel nuclear fuels or radioactive products during the term of the related Initial Charter; provided, however, with the prior written consent of the related Owner, Chevron Transport may carry on board a Vessel radioisotopes used or intended to be used for any industrial, agricultural, medical or scientific purposes.


Flag and Name of Vessel

   Chevron Transport shall, throughout the term of each Initial Charter, maintain the documentation of the Vessel under the laws of the Registration Jurisdiction at the related Owner's cost and expense, provided, however, in the event that the costs and expenses of maintaining such documentation are in excess of $________, then Chevron Transport shall either (i) pay all amounts in excess of $________ or (ii) cooperate with the Owner to change the registry or port of documentation of the Vessel. Chevron Transport will not change the registry or port of documentation of the Vessel without prior written consent of the related Owner, which consent shall not be unreasonably withheld, or do or suffer or permit to be done anything which will injuriously affect the documentation of the Vessel as a vessel documented under the laws and regulations of the Registration Jurisdiction. If Chevron Transport changes the registry or port of documentation of the Vessel, it shall, at the time of redelivery, if the related Owner so requests and at Chevron Transport's expense, change the registry and port of documentation back to that of the Registration Jurisdiction.

   Chevron Transport shall have the right to re-name each Vessel, to paint each Vessel in its own colors, install and display its funnel insignia and fly its own house flag.


Covenants

   Each Initial Charter will contain certain covenants pursuant to which Chevron Transport will agree, among other things, that:

            (a) Chevron Transport will maintain the Vessel in a good state of repair and in efficient operating condition in accordance with good commercial maintenance practice commensurate with other vessels in Chevron Transport's fleet of similar size and trade, ordinary wear and tear excepted;

            (b) Chevron Transport will keep the Vessel with unexpired classification in accordance with the highest classification of the American Bureau of Shipping (or such other classification society as shall previously have been approved in writing by the related Owner) and other required certificates in force and shall make any improvement or structural changes or acquire equipment necessary to comply with the requirements of such classification;

            (c) Chevron Transport shall not permit the Vessel to proceed to any port which shall have been the subject of a prohibition by the Registration Jurisdiction;

            (d) In the event of hostilities in any part of the world Chevron Transport will not employ the Vessel nor suggest her employment in carrying any goods which are declared contraband nor suffer her to enter to trade to any zone which is declared a "war zone" by the war risks insurers unless Chevron Transport has made arrangements with the said insurers for the payment of such additional premiums as said insurers may require to maintain the relevant insurance in force or in any zone in respect of which the war risks insurers have withdrawn cover for the Vessel;

            (e) Chevron Transport will not use the Vessel in any manner or for any purpose excepted from any insurance policy or policies taken out in compliance with the Initial Charter or for the purpose of carriage of goods of any description excepted from the said insurance policy or policies and shall not do or permit to be done anything which could reasonably be expected to invalidate any of the said insurance policy or policies;

            (f) Chevron Transport shall man, victual, navigate, operate, supply, fuel and repair the Vessel whenever required during the Initial Charter Period and shall be responsible for all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under the Initial Charter, including any foreign, general, municipal, value added or other taxes, except that Chevron Transport shall not be responsible for documentation costs (except as otherwise provided for in the Initial Charters) or for Owner Taxes;

            (g) Chevron Transport shall drydock the Vessel and clean and paint her underwater parts in accordance with good commercial practice, but not less than as may be required by the American Bureau of Shipping (or such other classification society as shall previously have been approved in writing by the related Owner) in order to maintain the Vessel's highest classification; and

            (h) Chevron Transport will not allow, nor permit to be continued, any Lien incurred by Chevron Transport or its agents, which might have priority over the title and interest of the Owner in the related Vessel, and will indemnify and hold the Owner harmless against any Lien arising upon such Vessel during the Initial Charter Period while the Vessel is under the control of Chevron Transport and against any claims against the Owner arising out of or in relation to the operation of the Vessel by Chevron Transport.

   In general, all amounts, excluding certain indemnification payments and documentation costs for the Owners' account, payable by Chevron Transport shall be made without deduction for any taxes (including value added, turnover, sales and use taxes) except as required by law, and Chevron Transport shall, in addition to the sums payable by Chevron Transport under each Initial Charter, pay such taxes as aforesaid as are required from time to time by law to be paid by Chevron Transport; provided, Chevron Transport shall not be liable for documentation costs (except as otherwise provided for in the Initial Charters). Under each Initial Charter, the related Owner will agree to take any lawful action to the extent necessary to prevent or avoid the imposition of any taxes, including any withholding tax with respect to charterhire, by any taxing jurisdiction (including the Registration Jurisdiction for such Owner), including changing its jurisdiction of incorporation or residence; provided, that it shall not be required to take, or fail to take, any action (i) if in the opinion of counsel such act or failure to act would violate applicable law or (ii) if in the reasonable opinion of the Owner the actions necessary to avoid or prevent imposition of such taxes would be unduly burdensome. For purposes of clause (ii) above, a requirement to change the jurisdiction of the Owner's incorporation or residence shall not be treated as unduly burdensome.


Charterhire

   During the Initial Charter Period for each Vessel, Chevron Transport shall pay charterhire for the use and hire of such Vessel on each ________ and ________, commencing on the first such date to occur following the commencement of the related Initial Charter. During any extension of the Initial Charter Period, the rate of hire shall be calculated on the basis of the then current charterhire rate converted to a daily rate using a 365-day year. If any payment of charterhire under the Initial Charters shall not be paid when due interest shall accrue thereon at the Default Rate from and including the due date to the date of actual payment (after as well as before judgment).

   The table below sets forth the charterhire payments for each Vessel under the related Initial Charter (assuming for illustrative purposes only that the interest rate per annum on the Term Mortgage Notes is 8.62%), assuming that no Initial Charter is terminated.


                  Charterhire Payments Under Initial Charters
                  Assuming No Initial Charter Is Terminated*
                                ($ in millions)

Payment                                Chevron
 Date           S.Ginn     C. Rice     Mariner    W.E.Crain     Total
- -------         ------     -------     -------    ---------    -------

___, 1995       $5.909     $5.897      $5.887     $2.914       $20.607
___, 1995        5.909      5.897       5.887      2.914        20.607
___, 1996        5.746      5.734       5.724      2.835        20.039
___, 1996        5.746      5.734       5.724      2.835        20.039
___, 1997        5.566      5.554       5.544      2.748        19.412
___, 1997        5.566      5.554       5.544      2.748        19.412
___, 1998        5.376      5.364       5.354      2.655        18.749
___, 1998        5.376      5.364       5.354      2.655        18.749
___, 1999        5.181      5.169       5.158      2.560        18.068
___, 1999        5.181      5.169       5.158      2.560        18.068
___, 2000        4.980      4.968       4.958      2.463        17.369
___, 2000        4.980      4.968       4.958      2.463        17.369
___, 2001        4.776      4.764       4.754      2.364        16.658
___, 2001        4.776      4.764       4.754      2.364        16.658
___, 2002        4.569      4.557       4.546      2.263        15.935
___, 2002        4.569      4.557       4.546      2.263        15.935
___, 2003        3.443      4.347       4.336      2.161        14.287
___, 2003        3.443      4.347       4.336      2.161        14.287
___, 2004        3.298      3.135       4.124      2.058        12.615
___, 2004        3.298      3.135       4.124      2.058        12.615
___, 2005        3.153      2.998       2.810      1.954        10.915
___, 2005        3.153      2.998       2.810      1.954        10.915
___, 2006        3.009      2.860       2.682      1.299         9.850
___, 2006        3.009      2.860       2.682      1.299         9.850
___, 2007        2.864      2.723       2.553      1.238         9.378
___, 2007        2.864      2.723       2.553      1.238         9.378
___, 2008        2.720      2.586       2.424      1.177         8.907
___, 2008        2.720      2.586       2.424      1.177         8.907
___, 2009        2.575      2.448       2.296      1.116         8.435
___, 2009        2.575      2.448       2.296      1.116         8.435
___, 2010        2.430      2.311       2.167      1.055         7.963
___, 2010        2.430      2.311       2.167      1.055         7.963
___, 2011        2.286      2.174       2.039      0.994         7.493
___, 2011        2.286      2.174       2.039      0.994         7.493
___, 2012        2.141      2.036       1.910      0.933         7.020
___, 2012        2.141      2.036       1.910      0.933         7.020
___, 2013        1.997      1.899       1.781      0.872         6.549
___, 2013        1.997      1.899       1.781      0.872         6.549
___, 2014        1.853      1.759       1.654      0.811         6.077
___, 2014        1.853      1.759       1.654      0.811         6.077

______________

* The actual charterhire payments will depend on final pricing information.


Insurance

   Each Initial Charter provides that during the Initial Charter Period the insurance arrangements in effect with respect to Chevron Transport's fleet at the time of the commencement of such Initial Charter will be applicable to the related Vessel and will satisfy the insurance requirements of the Initial Charter, subject to adjustments of such insurance arrangements in light of changes in market practice and in accepted tanker practice. Currently, Chevron Transport's hull and machinery insurance includes a deductible of $15 million per occurrence and its protection and indemnity insurance is subject to a $1 million deductible per occurrence (other than with respect to liabilities involving pollution, as to which there is a nominal or no deductible). In addition, each Initial Charter provides that Chevron Transport may self-insure against the risks required to be covered thereunder. Therefore, there can be no assurance that any insurance for such risks will be carried during the Initial Charter Period for any Vessel or, if it is carried, as to the amount of such insurance.

Insurance Proceeds

  The proceeds of any insurances or entries referred to in the Initial Charter will be applied as follows:

   Until the termination of the Initial Charter, any claim under any such insurance proceeds in respect of the related Vessel (other than in respect of Total Loss) shall be paid directly to Chevron Transport. Chevron Transport shall be liable for any loss of any part of or damage to the Vessel (other than a Total Loss) during the Initial Charter Period from whatsoever cause such loss or damage may arise, unless the same shall have been caused by the negligence or willful act of Owners, their servants or agents (except where Chevron Transport or its servants and agents are acting as agents of the Owners).

   Any claim in respect of a Total Loss shall be paid directly to the related Owner or to a collateral trustee (the "Collateral Trustee") which will hold certain collateral for the benefit of the holders of Notes pursuant to a Collateral Trust Agreement with California Petroleum.

Payment on Total Loss

   The amount payable on the date which is 90 days after the occurrence of a Total Loss (the "Loss Date") by Chevron Transport shall be the sum of (i) any deficiency between (A) the Stipulated Loss Value (which is an amount at least sufficient to redeem the Allocated Principal Amount of Notes for such Vessel) in relation to the period in question and (B) all insurance proceeds for damage to or loss of the Vessel and amounts paid by any governmental authority in connection with any requisition, seizure or forfeiture actually received in hand by the related Owner or the Collateral Trustee, as assignee of California Petroleum, prior to or on such Loss Date; and (ii) all charterhire accrued (on a daily basis) but unpaid under the Initial Charter to such Loss Date and any other sums due under any provisions of the Initial Charter, together with interest thereon at the Default Rate from the date upon which any such charterhire or other sums was due until the date upon which such calculations are made. In the event of a Total Loss, the Initial Charter and the obligation of Chevron Transport to pay charterhire shall continue and be payable until Chevron Transport has paid the amounts described above. The obligations of Chevron Transport described above will apply regardless of whether or not any moneys are payable under the insurances effected in compliance with the Initial Charter in respect of the Vessel, regardless also of the amount payable thereunder, regardless also of the cause of the Total Loss and regardless of whether or not any of the said compensation shall be payable.

Charter Events of Default

   The following constitute events of default under each Initial Charter ("Charter Events of Default"):

         (a) Chevron Transport shall default for two business days in the payment of charterhire due under the terms of the Initial Charter;

         (b) Chevron Transport shall fail for a period of 30 business days after written notice to perform and observe any of the covenants, conditions, agreements or stipulations on the part of Chevron Transport to be performed or observed contained in the Initial Charter, other than those referred to in clause (a) or (e) of this paragraph;

         (c) Chevron Transport ceases doing business as a going concern or generally ceases to pay its debts as they become due or any proceedings under any bankruptcy or insolvency laws are instituted against Chevron Transport or if a receiver or trustee is appointed for Chevron Transport for any of its assets or properties, and such proceeding is not dismissed, vacated or fully stayed within 60 days;

         (d) Chevron Transport shall create or suffer to exist any mortgage, charge, pledge or other like encumbrance over the Vessel or any part thereof or shall have abandoned the Vessel (not including any notice of abandonment which Chevron Transport may give to insurers under the provisions of the Initial Charter regarding insurance in the event of a Total Loss);

         (e) Chevron Transport fails to comply with any of its obligations as to insurance contained in the Initial Charter; and

         (f) Chevron Transport shall within 30 days of any scheduled date of redelivery under the Initial Charter fail to provide adequate bail or security when required to do so in respect of any maritime lien, possessory lien or statutory right in rem which may be acquired over the Vessel in order to prevent the Vessel being arrested, impounded or seized or if any such lien, right or claim over the Vessel is exercised by the arrest, attachment, determination, impounding or seizure of the Vessel under any distress, execution or other process, or any distress or execution is levied thereon, and Chevron Transport fails to use its best endeavors to procure the release of the Vessel therefrom within 30 days of any scheduled date of redelivery under the Initial Charter.

Remedies

   If any Charter Event of Default shall have occurred and be continuing, the Owner under the related Initial Charter may, by written notice to Chevron Transport, declare such Initial Charter to be in default and enforce any or all of the remedies under such Initial Charter, including:

         (a) requiring Chevron Transport, at its expense, to redeliver the Vessel to the related Owner with Chevron Transport to have the same obligations in connection with such redelivery as described below in connection with redelivery of the Vessel at the termination of the Initial Charter;

         (b) retaking the Vessel by the related Owner or its agent, without prior demand or legal process;

         (c) holding Chevron Transport liable for all charterhire payments payable before, during or after exercise of the foregoing remedies and the remedy described in paragraph (d) below and for all reasonable costs and expenses incurred by the related Owner (including legal fees) by reason of the occurrence of any default or the exercise of remedies by the related Owner; and

         (d) the related Owner or its agent may sell the Vessel at public or private sale, with or without notice to Chevron Transport, advertisement or publication, as such Owner may determine, or otherwise may dispose of, hold, use, operate, charter to others or keep the Vessel idle.

   The Collateral Trustee, as assignee of California Petroleum, would have the right to exercise the rights of an Owner under an Initial Charter upon the occurrence of a Charter Event of Default.

Liquidated Damages

   Whether or not the related Owner shall have exercised, or shall thereafter at any time exercise, any options, rights or remedies described above, upon or as a consequence of a breach of contract by Chevron Transport amounting to repudiation by Chevron Transport of the Initial Charter, the related Owner may immediately require Chevron Transport to pay to such Owner as liquidated damages for loss of a bargain and not as a penalty, an amount equal to (i) the sum of (A) the applicable Stipulated Loss Value, (B) all outstanding accrued and unpaid charterhire and (c) any other amounts due to such Owner under the Initial Charter on or prior to the date of payment and
(ii) interest thereon (after as well as before judgment) at the Default Rate from the date such amounts were payable to the actual date of payment.
Chevron Transport shall not be entitled to any part of the net proceeds of the Vessel (if any) whether by way of rebate of charterhire or otherwise.

Redelivery

   Unless a Vessel is a Total Loss or Chevron Transport purchase such Vessel pursuant to the terms of the Initial Charter, Chevron Transport shall at the termination of the Initial Charter redeliver the Vessel to the related Owner at a safe and ice-free port or a place selected by Chevron Transport within the Vessel's trading limits (within 10 steaming days from a recognized loading area) or at such other safe port as shall be agreed between Chevron Transport and the related Owner.

   At or about the time of redelivery if the related Owner so requires, a survey shall be made to determine the condition and fitness of the Vessel, her machinery and equipment. In the event that such Vessel has been dry-docked within 30 months prior to redelivery and Chevron Transport certifies in writing that, to the best of its knowledge, the Vessel has had no bottom touching since such dry-docking, such survey may be conducted while the Vessel is afloat. The related Owner may require a divers' survey of the Vessel. Chevron Transport shall bear all expenses of any such survey. Chevron Transport shall at its expense make all such repairs and do all such work so found to be necessary before redelivery or, at the related Owner's option, shall discharge its obligations by payment of a sum sufficient to provide, at the prices current at the time of redelivery, for the work and repairs necessary to place the Vessel in the required structure, state and condition. The Initial Charter Period shall be extended until the completion of any such repairs and work found to be necessary or the payment of the amounts described above. Each Vessel upon redelivery shall have her survey cycles up to date and class certificates valid for at least six calendar months and Chevron Transport shall ensure that Vessel shall have been dry-docked within 30 months prior to redelivery.

Assignment and Sub-Charter

   Chevron Transport may not assign all or part of its rights and obligations under any Initial Charter nor may it charter the related Vessel by demise to any other entity without the prior written consent of the related Owner, such consent not to be unreasonably withheld, subject always to the Vessel being maintained and insured to the same standards as are adopted by Chevron Transport in respect of the vessels owned by it; provided, however, that Chevron Transport may assign its rights and obligations under any Initial Charter to a corporation more than 50% of which is owned directly or indirectly by Chevron so long as Chevron Transport remains responsible as principal for the due fulfillment of the Initial Charter. Chevron Transport may otherwise charter the Vessel without the prior consent of the related Owner provided that Chevron Transport remains responsible as principal (or appoints another person to be responsible in its stead) for navigating and managing the Vessel throughout the period of such charter and for defraying all expenses in connection with the Vessel throughout such period or substantially all such expenses other than those directly incidental to a particular voyage or to the employment of the Vessel during that period.

   For each Initial Charter, the related Owner may not transfer or assign to any other person or entity all or part of its rights or obligations under such Initial Charter, except to California Petroleum (which assignment includes the reassignment by California Petroleum of such Initial Charter as Collateral to the Collateral Trustee), unless such transferee or assignee also assumes the obligations of such Owner under the related Security Documents and Chevron Transport shall have given its prior written consent to such assignment and assumption, which consent shall not be unreasonably withheld.

Indemnity

   Pursuant to each Initial Charter, Chevron Transport will indemnify the related Owner against the following:

         (a) all costs and expenses of operating and maintaining the related Vessel and of operating, maintaining and replacing all parts including (but without prejudice to the generality of the foregoing) all fuel, oil, port charges, fees, taxes, levies, fines, penalties, charges, insurance premiums, victualing, crew, navigation, manning, operating and freight expenses and all other outgoings whatsoever payable by the Owner or Chevron Transport in respect of the possession or operation of a Vessel or any part thereof, or the purchase, ownership, delivery, chartering, possession and operation, import to or export from any country, return, sale or disposition of such Vessel or any part thereof or upon the hire, receipts or earnings arising therefrom (other than Owner Taxes or documentation costs except as otherwise provided for in the Initial Charter);

         (b) all liabilities, claims, proceedings (whether civil or criminal), penalties, fines or other sanctions, judgments, charges, taxes, impositions, liens, salvage, general average, costs and expenses whatsoever which may at any time be made or claimed by Chevron Transport or any employee, servant, agent or sub-contractor, passenger, owner, shipper, consignee, and receiver of goods or any third party (including governments or other authorities) or by their respective dependents arising directly or indirectly in any manner out of the design, construction, possession, management, repair, certification, manning, provisioning, supply or servicing of the Vessel (whether at sea or not) or the chartering thereof under the Initial Charter whether such liability, claims, proceedings, penalties, fines, sanctions, judgments, charges, taxes, impositions, liens, salvage, general average, costs or expenses may be attributable to any defect in such Vessel or the design, construction, testing or use thereof from any maintenance, service, repair, overhaul or otherwise and regardless of when or where the same shall arise and whether or not such Vessel or the relevant part thereof is in the possession or control of Chevron Transport (other than Owner Taxes or documentation costs except as otherwise provided for in the Initial Charter); and

         (c) any and all losses, damages and expenses which Owner may incur as a result of any oil or other pollution damage resulting from Chevron Transport's operation of the Vessel under the Initial Charter, including, but not limited to, such Owner's liability under OPA 90 or the laws of any other jurisdiction relating to oil spills.

   Chevron Transport's indemnity under each Initial Charter shall extend to claims of persons (including governments or other bodies whether corporate or otherwise) who have suffered or allege that they have suffered loss, damage or injury in connection with anything done or not done by a Vessel, including in connection with any oil or other substance emanating or threatening to emanate from such Vessel and shall extend to levies, impositions, calls or contributions on or required to be made by the Owner during or in respect of the Initial Charter Period.

Termination Options

   Under each Initial Charter, Chevron Transport has the right to terminate such Initial Charter on any of four, in case of the double-hulled Vessels, or three, in the case of the single-hulled Vessel, termination dates which, for each Vessel, occur at two-year intervals beginning in 2002, 2003, 2004 or 2005, as the case may be. Chevron Transport is required to give the related Owner (i) nonbinding notice of its intent to exercise such option, determined on a good faith basis, at least 12 months prior to such termination date and
(ii) irrevocable notice of such exercise 9 months prior to such termination date, if such termination date is the first of the termination dates for such Vessel, or 7 months prior to such termination date, if such termination date is subsequent to the first such termination date. Chevron Transport is required to pay the Termination Payment to such Owner on or prior to the termination date.

   The table below sets forth the termination dates for each Vessel and the amount of the Termination Payment (assuming for illustrative purposes only that the interest rate per annum on the Term Mortgage Notes is 8.62%) that will be payable if the related Initial Charter is terminated as of the corresponding termination date.


                       Approximate Termination Payments*
                                ($ in millions)


  Optional                                        Chevron
Termination Date        S. Ginn      C. Rice      Mariner      W.E.Crain
- ----------------       --------      -------      --------     ---------
____, 2002              $13.48
____, 2003                           $12.27
____, 2004               12.32                    $10.98
____, 2005                            11.17                      $5.07
____, 2006               11.17                      9.95
____, 2007                            10.07                       4.59
____, 2008               10.01                      8.93
____, 2009                             8.97                       4.10
____, 2010                                          7.90
_______________

* The actual interest rate and the amount of the Termination Payments will depend on final pricing information.


Purchase Option

   On the Term Mortgage Notes Maturity Date, so long as the related Initial Charter has not been terminated earlier and no Charter Event of Default has occurred and is continuing and all payments due under such Initial Charter have been paid in full, Chevron Transport shall have the right to purchase the related Vessel at a purchase price equal to $1.00. Chevron Transport is required to give the related Owner at least 90 days' prior written notice of its election to so purchase the related Vessel.

Chevron Guarantee

   Chevron will fully and unconditionally guarantee the due and faithful performance by Chevron Transport under each Initial Charter of all of Chevron Transport's liabilities and responsibilities thereunder and under any supplement, amendment, change or modification thereof agreed to by Chevron Transport.

Governing Law

   Each Initial Charter shall be governed by and be construed in accordance with the federal laws of the United States of America and the laws of the State of New York.

Non-Disturbance

   Each Initial Charter states that it shall always be subordinate to the related Mortgage. Pursuant to the terms of each Initial Charter, each Owner agrees that the related Mortgage and any other mortgage thereafter placed on the Vessel by such Owner will contain a provision to the effect that throughout the term of the related Initial Charter, so long as no Charter
Event of Default shall have occurred and be continuing and so long as Chevron Transport shall have performed its obligations thereunder, if the mortgagee under such Mortgage exercises any of the rights and remedies afforded to it pursuant to such Mortgage or any such other mortgage or by law, such exercise shall be in such manner as to permit the continued utilization and operation of the Vessel under the Initial Charter with the minimum disruption of service.


                             PLAN OF DISTRIBUTION

   The Chevron Obligations are being issued in connection with the sale of the Term Mortgage Notes by California Petroleum. This Prospectus may be used only as an appendix to the Term Mortgage Notes Prospectus. In connection with the sale by California Petroleum of the Term Mortgage Notes, Chevron has agreed to indemnify the underwriter thereof against certain liabilities relating solely to the information contained in this Prospectus, including liabilities under the Securities Act, and such underwriter has agreed to indemnify Chevron and Chevron Transport against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

   Certain legal matters in connection with the Chevron Obligations will be passed upon for Chevron and Chevron Transport by Pillsbury Madison & Sutro.


                                    EXPERTS

   The financial statements of Chevron incorporated in this Prospectus by reference to Chevron's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Price Waterhouse LLP, independent accountants. The financial statements of the Caltex Group of Companies incorporated in this Prospectus by reference to Chevron's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by KPMG Peat Marwick LLP, independent accountants. Such financial statements have been so incorporated in reliance on the reports of the respective independent accountants given on the authority of such firms as experts in auditing and accounting.

                                   GLOSSARY

   The following is a glossary of certain terms used in this Prospectus. Definitions in this glossary that are also used in the Initial Charters are qualified in their entirety by reference to the definitions therein.

   "Allocated Principal Amount of Notes" means, when used with reference to the Notes relating to any Vessel at any time, an aggregate principal amount of outstanding Notes equal to the aggregate principal amount of the collective loans of the related Owner from California Petroleum to fund the acquisition of such Vessel then outstanding.

   "Collateral" means, at any time, the security for the payment and performance of the obligations of California Petroleum under the Term Indenture, the Serial Indenture or both, as the case may be.

   "Collateral Trust Agreement" means the collateral trust agreement among the Collateral Trustee, California Petroleum, the Indenture Trustee under the Term Indenture and the Indenture Trustee under the Serial Indenture, pursuant to which California Petroleum assigns and pledges to the Collateral Trustee all of its right, title and interest in the Collateral for the benefit of the holders of the Notes.

   "Collateral Trustee" means Chemical Trust Company of California, not in its individual capacity but solely as Collateral Trustee under the Collateral Trust Agreement.

      "Compulsory Acquisition" means requisition for title or other compulsory acquisition of any Vessel (otherwise than by requisition for hire), capture, seizure, condemnation, destruction, detention or confiscation of such Vessel by any government or by persons acting or purporting to act on behalf of any governmental authority.

   "Default Period" means the period commencing on the due date of the charterhire payment until such payment shall be paid in full.

   "Default Rate" means a rate per annum for each day during the Default Period until such payment shall be paid in full equal to 1.50% above LIBOR at the commencement of such period.

   "Indenture Trustee" means Chemical Trust Company of California, not in its individual capacity but solely as Indenture Trustee under the Serial Indenture or the Term Indenture, or both, as the case may be.

   "Institute Warranty Limits" means the Institute Warranties as defined by the Institute of London Underwriters.

   "LIBOR" means the rate calculated on the basis of the offered rates for deposits in dollars for a one-month period which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on the date that is two London Banking Days (as defined in the Initial Charters) preceding the date of calculation. If at least two such offered rates appear on the Reuters Screen LIBO Page, LIBOR will be the arithmetic mean of such offered rates (rounded to the nearest .0001 percentage point). If, at any time of determination, the Reuters Screen LIBO Page is not available, LIBOR will be calculated as the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective ratio per annum at which deposits in dollars for a one-month period are offered to each of three reference banks in the London interbank market at approximately 11:00 A.M., London time, on the date that is two London Banking Days (as defined in the Initial Charters) preceding the date of calculation. Under the Initial Charters, each of Chevron Transport and the Collateral Trustee (as assignee of the Owner) will select a reference bank and the third reference bank will be selected by Chevron Transport and the Collateral Trustee together or, failing agreement, by the previously selected reference banks together.

   "Lien" means any mortgage, pledge, lien (statutory or other), charge, encumbrance, lease, claim, security interest, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever.

   "Mortgage" means, for each Vessel, the first preferred ship mortgage on such Vessel granted by the related Owner to California Petroleum and assigned by California Petroleum to the Collateral Trustee.

   "OPA 90" means the United States Oil Pollution Act of 1990, as amended.

   "Owner Taxes" means any income, franchise or equivalent tax, imposed upon or measured by the net income, stated capital or earned surplus of an Owner by any federal, state, local or other taxing authority of any jurisdiction worldwide, or any tax imposed pursuant to Section 887 of the United States Internal Revenue Code of 1986, as amended, or any taxes that result from the willful misconduct or gross negligence of such Owner or from the inaccuracy or breach of any representation, warranty or covenant of such Owner contained in certain clauses of the related Initial Charter or in any document furnished in connection with such clauses by such Owner, or any taxes that would not have been imposed but for the failure of such Owner (a) to provide to Chevron Transport (for filing by Chevron Transport with the taxing jurisdiction imposing such taxes or retention in Chevron Transport's records) upon Chevron Transport's timely request such certifications, information, documentation or reports concerning such Owner's identity, jurisdiction of incorporation or residency, or connection with such taxing jurisdiction or (b) to promptly file upon Chevron Transport's timely request such reports or returns (which shall be prepared with reasonable care in accordance with Chevron Transport's written instructions) claiming (or availing itself of) any applicable extensions or exemptions (to the extent that timely notice thereof is provided by Chevron Transport); provided that Owner Taxes shall not include any such tax imposed on any amount that is (i) an indemnity or reimbursement of an Owner, (ii) an operating or maintenance expense, or (iii) a tax for which Chevron Transport is otherwise liable under the related Initial Charter; and provided further that Owner Taxes shall not include any such tax imposed by any government, jurisdiction or taxing authority other than the United States Federal government solely as a result of the location of the Vessel or the Vessel's use by Chevron Transport.

   "Registration Jurisdiction" means the Republic of Liberia, the Commonwealth of the Bahamas or the Islands of Bermuda, as applicable to each Vessel.

   "Security Documents" means, for each Vessel, the Collateral Trust Agreement, the Loan Agreements, the Mortgage, the Assignment of the Mortgage, the Assignment of the Initial Charter Guarantee, the Collateral Assignment of the Initial Charter Guarantee, the Assignment of Earnings and Insurances, the Assignment of the Management Agreement, the Assignment of Initial Charter, the Collateral Assignment of Initial Charter, the Stock Pledge, the Vessel Purchase Agreement and any additional security agreement, assignment or mortgage document entered into by California Petroleum in connection with the Serial Indenture or the Term Indenture and the Notes or received by California Petroleum from the Owner in connection with such Owner's loans from California Petroleum to fund the acquisition of such Vessel.

   "Serial Indenture" means the indenture among California Petroleum, the Indenture Trustee and, solely for purposes of the Trust Indenture Act, Chevron, pursuant to which the Serial Mortgage Notes will be issued.

   "Stipulated Loss Value" means, for any Vessel on any date, the amount specified in the related Initial Charter as the "Stipulated Loss Value" for such date, which amount will be at least sufficient to redeem in full the Allocated Principal Amount of Notes for such Vessel.

   "Term Indenture" means the indenture between California Petroleum and Chemical Trust Company of California pursuant to which the Term Mortgage Notes will be issued.

   "Term Mortgage Notes Maturity Date" means __________, 2014.

   "Termination Payment" means the payment that Chevron Transport is required to make pursuant to the applicable Initial Charter if Chevron Transport elects to terminate the Initial Charter for any Vessel on a specified termination date.

   "Total Loss" means (a) an actual or constructive or comprised or arranged total loss of a Vessel, (b) a Compulsory Acquisition of a Vessel or
(c) if so declared by Chevron Transport at any time and in its sole discretion a requisition for hire of the Vessel for a period in excess of 180 days.

   "TOVALOP Scheme" means the Tankers Owners Voluntary Agreement concerning Liability for Oil Pollution dated January 7, 1969, as amended.



                                    PART II

                           INFORMATION NOT REQUIRED
                               IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

      Expenses in connection with the issuance and distribution to the Owners of the Chevron Obligations are estimated as follows:

       SEC registration fee.................................        $100.00
       Printing expenses....................................           *
       Legal fees and expenses..............................           *
       Accountants' fees and expenses.......................           *
       Miscellaneous costs..................................           *
                                                                    -------
         Total..............................................        $
                                                                    -------
      No underwriting discounts or commissions will be incurred in connection with such issuance and distribution.

_______________

* To be filed by amendment


          All of these expenses will be paid by Chevron.

Item 15.Indemnification of Directors and Officers.

Chevron Transport

      Article N of Chevron Transport's Certificate of Incorporation, as amended, provides as follows:

          "N. The Corporation shall indemnify its directors or officers, or former directors or officers, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party by reason of being or having been directors or officers of the Corporation, except in relation to matters as to which any such director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders or otherwise."

      Chevron Transport is a corporation organized under the laws of the Republic of Liberia. Section 6.13 of the Liberian Business Corporation Act of 1976 provides that a Liberian corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was director or officer of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Liberian corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of its duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the court shall deem proper.

      To the extent that a director or officer of a Liberian corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to int he preceding paragraph, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

      In addition, a Liberian corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 6.13.

Chevron

      Article IX of Chevron's restated Certificate of Incorporation provides as follows:

          "1. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders;
      (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to section 174 of the Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

          2. To the fullest extent authorized by the Corporation Law, the Corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was or is a Corporate Servant.

          3. In serving or continuing to serve the Corporation, a Corporate Servant is entitled to rely and shall be presumed to have relied on the rights granted pursuant to the foregoing provisions of this Article IX, which shall be enforceable as contract rights and inure to the benefit of heirs, executors and administrators of the Corporate Servant; and no repeal or modification of the foregoing provisions of this Article IX shall adversely affect any right existing at the time of such repeal or modification.

          4. The Board of Directors is authorized, to the extent permitted by the Corporation Law, to cause the Corporation to pay expenses incurred by Corporate Servants in defendant Proceedings and to purchase and maintain insurance on their behalf whether or not the Corporation would have the power to indemnify them under the provisions of this Article IX or otherwise.

          5. Any right or privilege conferred by or pursuant to the provisions of this Article IX shall not be exclusive of any other rights to which any Corporate Servant may otherwise be entitled.

          6. As used in this Article IX:

             (a) "Corporate Servant" means any natural person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan;

             (b) "Corporation Law" means the General Corporation Law of the State of Delaware, as from time to time amended;

             (c) "indemnify" means to hold harmless against expenses (including attorneys' fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Corporate Servant in connection with a Proceeding;

             (d) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative; and

             (e) "request of the Corporation" includes any written authorization by an officer of the Corporation."

      Section 145 of the General Corporation Law of the State of Delaware, in which Chevron is incorporated, permits, subject to certain conditions, the indemnification of directors or officers of a Delaware corporation for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with the defense of any action, suit or proceeding in relation to certain matters against them as such directors or officers.

      The directors and officers of Chevron are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; Chevron is similarly insured with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and Chevron's by-law provisions.

Item 16.  Exhibits.

          (a) Exhibits


     1.1          Form of Underwriting Agreement*

     5.1 Opinion of Pillsbury Madison & Sutro regarding the legality of the Chevron Obligations*

    10.1          Form of Initial Charter Guarantee by
                  Chevron Corporation**

    10.2          Form of Bareboat Charter between [CalPetro Tankers (Bahamas
                  I) Limited] [CalPetro Tankers (Bahamas II) Limited] (CalPetro Tankers (IOM) Limited] [CalPetro Tankers (Bahamas
                  III) Limited] and Chevron Transport Corporation**

    23.1          Consent of Pillsbury Madison & Sutro (included in Exhibit
                  5.1)*

    23.2          Consent of Price Waterhouse LLP, independent accountants

    23.3          Consent of KPMG Peat Marwick LLP, independent accountants

    24.1 Powers of Attorney for directors and certain officers of Chevron Corporation

    24.2 Powers of Attorney for directors and certain officers of Chevron Transport Corporation (included on applicable signature pages)

    24.3 Certified copy of resolutions of Chevron Corporation authorizing signature pursuant to power of attorney

*   To be filed by amendment.

** Filed by California Petroleum and certain additional registrants as an Statement with respect to the Term Mortgage Notes (File No.
    33-79220) and incorporated by reference herein.

     (b) Financial Statement Schedules

   All schedules for which provision is made in the applicable accounting regulations of the commission are either not required, are inapplicable or have been disclosed in the notes to consolidated financial statements and therefore have been omitted.

Item 17. Undertakings.

   Insofar as indemnifications for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrants hereby undertake that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Chevron Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Chevron Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Chevron Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 3rd day of November, 1994.

                                                 CHEVRON CORPORATION


                                                 By /s/ Kenneth T. Derr
                                                    _________________________*
                                                    Kenneth T. Derr
                                                    Chairman of the Board and
                                                    Chief Executive Officer

                                                 By /s/ Malcolm J. McAuley
                                                    _________________________
                                                    Malcolm J. McAuley
                                                    (Attorney-in-fact)


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 3rd day of November, 1994:

Principal Executive Officers:

       Signature                                 Title
       ---------                                 -----

       /s/ Kenneth T. Derr            *     Chairman of the Board and Director
       _______________________________
       Kenneth T. Derr


       /s/ J. Dennis Bonney           *     Vice-Chairman of the Board and
       _______________________________      Director
       J. Dennis Bonney


       /s/ James N. Sullivan          *     Director
       _______________________________
       James N. Sullivan


Principal Financial Officer:

       /s/  Martin R. Klitten         *     Vice-President, Finance
       _______________________________
       Martin R. Klitten


Principal Accounting Officer:

       /s/ Donald G. Henderson        *     Vice-President and Comptroller
       _______________________________
       Donald G. Henderson


Directors:

       /s/ Samuel H. Armacost         *
        _______________________________
       Samuel H. Armacost


       /s/ Sam Ginn                   *
       _______________________________
       Sam Ginn


       /s/ Carla A. Hills             *
       _______________________________
       Carla A. Hills


       /s/ Charles M. Pigott          *
       _______________________________
       Charles M. Pigott


       /s/ Condoleezza Rice           *
       _______________________________
       Condoleezza Rice


       /s/ Bruce Smart, Jr.           *
       _______________________________
       S. Bruce Smart, Jr.


       /s/ George H. Weyerhaeuser     *
       _______________________________
       George H. Weyerhaeuser


       /s/ John A. Young              *
       _______________________________
       John A. Young


*By    /s/ Malcolm J. McAuley
       _______________________________
       Malcolm J. McAuley
       (Attorney-in Fact)



                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, Chevron Transport Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Colony of Bermuda, on the 3rd day of November, 1994.

                                     CHEVRON TRANSPORT CORPORATION


                                     By    /s/ J. C. Wilcox-Black
                                           ---------------------
                                               J. C. Wilcox-Black
                                               Secretary


                               POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints G.R. Pitman, P.I. Martin and J.C. Wilcox-Black and each of them acting alone, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                          Title                             Date
- ---------                          -----                             ----

 /s/ G.R. Pitman          President (Principal Executive      November 3, 1994
__________________        Officer), Treasurer (Principal
     G.R. Pitman          Financial Officer), and Director


 /s/ P.I. Martin          Vice-President (Principal           November 3, 1994
__________________        Accounting Officer) and Director
     P.I. Martin


 /s/ T.R. Moore           Director                            November 3, 1994
__________________
      T.R. Moore


/s/ J.C. Wilcox-Black     Director                            November 3, 1994
__________________
  J.C. Wilcox-Black


 /s/ L.A. Gyorfi          Director                            November 3, 1994
__________________
     L.A. Gyorfi



                            EXHIBIT INDEX


     Exhibit
     Number       Description
     -------      -----------

     1.1          Form of Underwriting Agreement*

     5.1 Opinion of Pillsbury Madison & Sutro regarding the legality of the Chevron Obligations*

    10.1          Form of Initial Charter Guarantee by
                  Chevron Corporation**

    10.2          Form of Bareboat Charter between [CalPetro Tankers (Bahamas
                  I) Limited] [CalPetro Tankers (Bahamas II) Limited] (CalPetro Tankers (IOM) Limited] [CalPetro Tankers (Bahamas
                  III) Limited] and Chevron Transport Corporation**

    23.1          Consent of Pillsbury Madison & Sutro (included in Exhibit
                  5.1)*

    23.2          Consent of Price Waterhouse LLP, independent accountants

    23.3          Consent of KPMG Peat Marwick LLP, independent accountants

    24.1 Powers of Attorney for directors and certain officers of Chevron Corporation

    24.2 Powers of Attorney for directors and certain officers of Chevron Transport Corporation (included on applicable signature pages)

    24.3 Certified copy of resolutions of Chevron Corporation authorizing signature pursuant to power of attorney

- ---------------
*   To be filed by amendment.

** Filed by California Petroleum and certain additional registrants as an Statement with respect to the Term Mortgage Notes (File No.
    33-79220) and incorporated by reference herein.